Exhibit 14

CODE OF ETHICS FOR EXECUTIVE OFFICERS AND KEY FINANCIAL AND ACCOUNTING PERSONNEL

This code of ethics applies to Bio-Reference Laboratories, Inc., its Chief Executive Officer, its Chief Operating Officer, its Chief Financial Officer, its Vice President — Financial Operations and all key accounting personnel having responsibility in connection with the preparation, review, or disclosure of any aspect of the Company’s financial statements or other financial information or data (each is referred to as a covered person).

The purpose of this code of ethics is to deter wrongdoing and to promote:

•                  Honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•                  Full, fair, accurate, timely, and understandable disclosure in reports and documents that Bio-Reference Laboratories files with, or submits to, the Securities and Exchange Commission and in other public communications made by Bio-Reference Laboratories;

•                  Compliance with applicable governmental laws, rules, and regulations;

•                  The prompt internal reporting to an appropriate person or persons identified in the code, of violations of the code; and accountability for adherence to the code.

Each covered person must deal honestly and ethically with Bio-Reference Laboratories and on behalf of Bio-Reference Laboratories in all matters. Each covered person must not take unfair advantage of anyone through manipulation, concealment, abuse of privileged or otherwise undisclosed information, misrepresentation of material facts, or any other unfair practices.

Each covered person must avoid business, financial, or other direct or indirect interests or relationships that conflict with those of Bio-Reference Laboratories or that divide a covered person’s loyalty to Bio-Reference Laboratories.

Each covered person must strive to ensure that Bio-Reference Laboratories’ public disclosures comply with all applicable securities laws and to ensure that in all reports and documents filed with or submitted to the Securities and Exchange Commission by Bio-Reference Laboratories and in other public communications made by Bio-Reference Laboratories, the disclosures are full, fair, accurate, timely, and understandable.

Each covered person is required to familiarize himself or herself with all the laws, rules, and regulations that apply in the areas within his or her responsibilities. Each covered person is expected to comply with all applicable laws, rules, and regulations and to ensure that Bio-Reference Laboratories complies with such laws, rules, and regulations in all activities within the scope of such person’s responsibilities.

Each covered person is encouraged to talk to supervisors, managers, or other appropriate personnel when in doubt about the best course of action in a particular situation. Covered persons are required to report violations of this code promptly to their supervisor or manager, or to Bio-Reference Laboratories’ Securities Counsel. Bio-Reference Laboratories will not allow retaliation for reports made in good faith.

Violation of this code may result in disciplinary action, including termination of employment. The Board of Directors shall determine, or designate appropriate persons to determine actions to be taken in the event of violations of this code.

Any amendment or waiver of this code may be made only by the Board of Directors.

CORPORATE INTEGRITY PROGRAM CODE OF CONDUCT

PURPOSE STATEMENT

The Corporate Integrity Program is effective only if it has the full understanding and support of all Bio-Reference personnel (directors and employees). Since the Code of Conduct is the core of our Integrity Program, it is vital that all personnel read the Code of Conduct carefully. The Code of Conduct clarifies the high standards of our professionalism expected under the Corporate Integrity Program. A written version of our Code of Conduct is necessary to ensure that all personnel share our commitment to producing accurate high quality services in an honest and ethical fashion.

CODE OF CONDUCT

All personnel are required to adhere to the following Code of Conduct.

HONESTY

Be straightforward and honest in all of your dealings. It is necessary to accurately and thoroughly provide all information necessary to clients enabling them to fully understand the services that Bio-Reference offers and the full financial consequences of these services to Medicare/Medicaid and other third party payers. Therefore, when you prepare any document, never misrepresent any information, never make a false statement, and never omit material information. Dishonesty is strictly prohibited. It includes, but limited to, theft of services, theft of any materials belonging to the company (even in small amounts) and employee time theft.

LAWFUL CONDUCT

It is vital that you comply with all applicable laws and regulations. Therefore, if any question should arise, it is your responsibility to consult with the Chief Compliance Officer before engaging in the questionable activity.

CONFIDENTIAL INFORMATION

Do not divulge any confidential Bio-Reference information pertaining to: pending or contemplated business transactions, trade secrets, or medical records. In particular, the results of laboratory tests are considered strictly confidential and must not be discussed with any persons without prior authorization.

INSIDER TRADING

Those who have access to and in possession of the company’s confidential information are not permitted to use or share that information for securities trading purposes (“insider trading”) or for any other purpose except the operation and transaction of the Company’s business. All non-public information about the Company should be considered confidential information. While all personnel are prohibited from insider trading, the Company has adopted specific “Insider Trading Policies and Procedures” (“Insider Trading Policy”) applicable to the company’s directors, employees and independent contractors or consultants.  It is always illegal to trade in Company securities while in possession of material, non-public information (defined in the Insider Trading Policy), and it is also illegal to communicate or “tip” such information to others whether or not they may trade company’s securities on such information. This document is sent to all personnel, independent contracts, and new hires for review, and in connection with certification of compliance when applicable.

GIFTS

According to the Stark Statute, there is an exception for compensation relationships with physicians or physician’s family members, which involve de minimums amounts of compensation. The exception applies only to non-cash items or services that do not exceed $75 per gift and an aggregate of $380 per year if the entity providing the compensation makes it available to all similarly situated individuals referring patients to the entity for services, and the compensation is not determined in any way that takes into account the volume or value of the physician’s referrals to the entity.

Therefore, as a general rule, do not accept and/or give gifts or favors to anyone outside of Bio-Reference that could influence actions or decisions pertaining to Bio-Reference. This does not preclude you from giving and/or accepting items of nominal value that are clearly tokens of friendship or business hospitality.

Since there are not clearly defined answers under the law, if you have any questions pertaining to the propriety of a gift, you must raise the issue with the Chief Compliance Officer prior to giving any gifts of substantial value.

SALES AND MARKETING

Be honest and truthful in all representations that you make about Bio-Reference and never agree to give anything of value in return for referrals. Do not give anything of value, including bribes, kickbacks, gifts in violation of the above rules.

BILLING

Any technical question pertaining to the proper CPT code selection, remaining after scrutiny from our technical employees should be directed to our Medicare Carrier. In addition, billing employees are expected to make a concerted effort to handle all credit balances (over payments) generated by the receipt of duplicate payments in an expedient manner.

PHLEBOTOMY

Phlebotomist must never provide free services in return for physician’s referrals. Phlebotomist must never perform clerical or medical services that are normally the responsibility of the physician’s office staff.

THE CORPORATE INTEGRITY PROGRAM

Read your department’s employee training materials and attend your employee training sessions when scheduled.

You are encouraged to voice any questions or concerns about the Integrity Program to the Chief Compliance Officer, Sam Singer. In addition, you are expected to report possible violations of the program to the compliance officer, either in person, through an email, voice mail, regular U.S. mail or through our toll free number 1-866-IT’S-WRONG.